As filed with the Securities and Exchange Commission on June 22, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHOTONIC PRODUCTS GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	22-2003247
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

181 Legrand Avenue
Northvale, NJ 07647
(Address of principal executive offices; zip code)

PPGI, INC. 2010 EQUITY COMPENSATION PROGRAM
(Full title of the plan)

William J. Foote
Chief Financial Officer, Secretary and Treasurer
Photonic Products Group, Inc.
181 Legrand Avenue
Northvale, NJ 07647
 (201) 767-1910
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Alan Wovsaniker, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
common stock, par value $.01 per share	4,000,000 shares (1)	$1.10 (2)	$4,400,000	$313.72

(1)
Based on the number of shares of common stock reserved for issuance pursuant to the PPGI, Inc. 2010 Equity Compensation Program.  In addition to such shares, this Registration Statement also covers additional shares of common stock as may be issuable pursuant to the anti-dilution provisions thereof.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the bid and asked prices for a share of Common Stock on the OTC Bulletin Board on June 18, 2010.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this registration statement and will be provided to participants in the PPGI, Inc. 2010 Equity Compensation Program pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The Securities and Exchange Commission allows us to “incorporate by reference” into this registration statement.  This means that we may disclose important information to you by referring to other documents filed by us with the Securities and Exchange Commission that contain that information.  The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information.  We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement, and all further documents filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we file a post-effective amendment which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold:

(i)           our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010;

(ii)           our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 3, 2010;

(iii)           our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission on May 14, 2010;

(iv)           our Current Reports on Form 8-K filed with the Securities and Exchange Commission on June 7 and June 15, 2010; and

(v)           the description of our common stock, $0.01 par value, set forth in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 25, 2004, including any and all amendments and reports filed for the purpose of updating such description.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Article VII of our Restated Certificate of Incorporation, as amended, provides that we shall indemnify any individual who is one of our corporate agents or who served as a corporate agent to any corporation at our request, to the full extent permitted by law, against all expenses and liabilities reasonably incurred by or imposed upon the corporate agent in connection with any proceeding to which the corporate agent may be made, or threatened to be made, a party, or in which the corporate agent may become involved by reason of being or having been one of our corporate agents or a corporate agent to any corporation at our request, whether or not that individual is such a corporate agent at the time the expenses or liabilities are incurred.

                Articles IX and X of our Restated Certificate of Incorporation, as amended, provide that a director or officer shall not be personally liable to Photonic Products Group, Inc. or our shareholders for damages for the breach of any duty owed to Photonic Products Group, Inc. or its shareholders, except to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to us or our shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

In addition to such other rights of indemnification as they may have, the PPGI, Inc. 2010 Equity Compensation Program (the “Program”) contains the following indemnification provision applicable to (i) the Board of Directors, and (ii) the Administrator of the Program, defined to include a  committee of directors appointed by the Board of Directors pursuant to the terms of the Program to administer the Program (a “Committee”):

No Program Administrator or member of the Board of the Corporation shall be liable for any action or determination made in good faith with respect to the Program or with respect to any option, stock appreciation right, restricted stock award or restricted stock unit award granted pursuant to the Program, and each of the foregoing shall be entitled in all cases to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including without limitation reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

See also the undertakings set forth in response to Item 9 herein.

Item 7.   Exemption From Registration Claimed

Not applicable.

Item 8.   Exhibits

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

Item 9.   Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in  reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of the registration statement. Provided further, however, that paragraphs (a)(1)(i) and (a)(1) (ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934  (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Manhattan, State of New York, on the 22nd day of June, 2010.

PHOTONIC PRODUCTS GROUP, INC.

By: /s/ William J. Foote
William J. Foote
Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOSEPH J. RUTHERFORD Joseph J. Rutherford	President and Chief Executive Officer, (Principal Executive Officer) Director	June 22, 2010

/s/ WILLIAM J. FOOTE William J. Foote	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2010

/s/ DENNIS G. ROMANO Dennis G. Romano	Director	June 22, 2010

/s/ THOMAS H. LENAGH Thomas H. Lenagh	Director	June 22, 2010

/s/ N.E. RICK STRANDLUND N.E. Rick Strandlund	Director	June 22, 2010

/s/ LUKE P. LAVALLE, JR. Luke P. LaValle, Jr.	Director, Chairman of the Board of Directors	June 22, 2010

/s/ JAN M. WINSTON Jan M. Winston	Director	June 22, 2010

EXHIBIT INDEX

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of Photonic Products Group, Inc., as amended through June 9, 2010, attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June15, 2010.

4.2	By-laws of Photonic Products Group, Inc., as amended (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 15, 2010.

4.3	PPGI, Inc. 2010 Equity Compensation Program

5.1	Opinion of Lowenstein Sandler PC.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1).